EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption “Expert” in the Registration Statement on Form S-4 and related Prospectus of SBA Communications Corporation and SBA Telecommunications, Inc. for the registration of $402,024,000 in aggregate principal amount at maturity of 9¾% senior discount notes due 2011 and to the incorporation by reference therein of our report dated March 5, 2004, with respect to the consolidated financial statements and schedules of SBA Communications Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

West Palm Beach, Florida

April 14, 2004